Exhibit 99.1

Willamette Valley Vineyards, Inc. Delayed in Filing Form 10-KSB

TURNER, Oregon, April 18, 2008 – On April 15, 2008, Willamette Valley Vineyards, Inc. (the “Company”) (Nasdaq: WVVI) voluntarily notified The Nasdaq Stock Market, Inc. that the Company would not be able to file its Annual Report on Form 10-KSB for the year ended December 31, 2007 (“Form 10-KSB”) by its due date of April 15, 2008.  The delay was caused primarily by the Company’s need to finalize certain tax provision adjustments and related items with its independent auditors.  The Company is finalizing its Form 10-KSB and anticipates filing early in the week of April 21, 2008.  The Company believes that filing its Form 10-KSB will bring it into compliance with the standards for continued listing on the Nasdaq Capital Market.

About Willamette Valley Vineyards, Inc.

Willamette Valley Vineyards, Inc. was founded in 1983 by James Bernau. Best known for its acclaimed Pinot Noir, the winery produces approximately 130,000 cases annually that are distributed throughout the United States, Canada, and the Pacific Rim. Today the winery manages approximately 300 acres of vines, which are all certified sustainable, LIVE and Salmon Safe. As Oregon’s only publicly held winery, the winery is listed on Nasdaq under the symbol WVVI. For more information, call 800-344-9463 or visit www.WillametteValleyVineyards.com.

Safe-Harbor

This release contains forward-looking information about Willamette Valley Vineyards, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate,” or the negative thereof or comparable terminology.  These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially.  Additional risk factors are outlined in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.